Exhibit 99.2

Algorhythm Completes Transformational $23 Million Acquisition of Leading Renewable Power Plant Developer Serving Fortune 500, AI Data Center and Advanced Manufacturing Clients

●	Acquired Company Has Over $10 Million in Current Contractual Backlog.

●	Azure is Generating Positive EBITDA in 2026, and This is Expected to Scale Significantly Over the Next 12 Months.

●	Azure Holds Project Equity Interests in Multiple Power Plants Under Construction with Management-Estimated Net Present Value Exceeding $220 Million.

●	Experienced Team Has Participated in the Design and Construction of 72 Power Generation Facilities Representing 17.5 GW of Generating Capacity.

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Fort Lauderdale, FL, Sept. 15, 2026 (GLOBE NEWSWIRE) — Algorhythm Holdings, Inc. (the “Company”) (NASDAQ: RIME) – a leading business holding company, today announced that it has completed the acquisition of Azure Energy, LLC (“Azure”), a renewable power plant developer based in Charlotte, NC.

The transaction was structured as an asset purchase with total consideration of approximately $23 million, consisting of shares of the Company’s common stock and shares of a new class of preferred stock that will obtain voting rights and become convertible into shares of common stock after shareholder approval for the transaction is obtained.

The acquisition represents a transformational strategic transaction for the Company, establishing the Company in the rapidly expanding U.S. power infrastructure market as artificial intelligence, hyperscale computing and advanced manufacturing drive substantial new demand for reliable power generation.

Azure Energy – Experienced Team, Scaling Contract Revenue & EBITDA, Significant Project Level Equity Stakes

Azure is a leading developer of renewable biomass power generation infrastructure. It was founded in 2025 by Andrew Thompson and Kevin Tangen. Its team consists of some of the most experienced biomass power plant experts in the US today. Collectively, the team has designed and built 72 facilities generating 17.5GW of renewable power to date. Azure Energy has already secured equity participation valued at over $220 million in net present value through multiple power plants under construction in the US today. Azure Energy has significant fee-income consulting revenues that will be receivable under multi-year contracts, and is generating scaling, positive EBITDA.

Azure’s current engagements include Fortune 500 companies converting or redeveloping legacy fossil-fuel power facilities with renewable solutions, new AI data center facilities in Tennessee and Louisiana, and advanced manufacturing facilities. Its growing pipeline includes potential data center projects in Oregon, Wyoming and across the southeastern United States, additional Fortune 500 prospects, and government-supported renewable energy projects.

Positioned at the Intersection of Sustainable Power Infrastructure and AI Data Center Growth

The rapid expansion of artificial intelligence and hyperscale computing is creating unprecedented demand for new power infrastructure, and Azure is uniquely positioned to capitalize on this window of opportunity. McKinsey estimates that nearly $7 trillion of cumulative global data center investment will be required by 2030, including approximately $1.3 trillion supporting the power generation and transmission, cooling and electrical infrastructure required for AI data centers.

At the same time, the substantial electricity and water requirements of large-scale data centers are generating increased scrutiny from communities and governments concerned about grid capacity, utility rates, water resources and environmental impact. These concerns are increasingly affecting where and how new data centers can be developed.

Azure’s pyrolysis-to-power (“P2P”) technology is designed to address these challenges. Its power plants utilize renewable biomass and waste streams to produce reliable, dispatchable power capable of operating independently from traditional electric grid capacity. This behind-the-meter approach can provide data center developers with dedicated power generation while reducing dependence on constrained local utility infrastructure.

Azure’s P2P technology is also designed around sustainability, providing a carbon-neutral power generation pathway while generating millions of gallons of fresh, potable water per day as a byproduct of the power generation process. The Company believes this combination of dedicated power, renewable biomass utilization and internally generated water can substantially reduce the demands a data center places on local power and water resources.

New Members of Executive Team

As part of the transaction, Andrew Thompson, co-founder and Managing Partner of Azure Energy, was appointed Chief Executive Officer and Chairman of the Board of Algorhythm Holdings. Mr. Thompson is a serial entrepreneur with more than 20 years of finance, project finance and energy project development experience. Kevin Tangen, co-founder of Azure Energy, also joined the Company and will drive the engineering and technical teams within the Company. Mr. Tangen has over 40 years of deep technical expertise in the renewable power generation space and is considered a leading expert on Azure’s pyrolysis to power technology

“We are excited to complete this transaction and begin the next phase of building Azure as part of Algorhythm,” commented Andrew Thompson, Managing Partner of Azure Energy. “Our team has spent many years developing and constructing complex power generation projects. We are leaders in the design, construction and supervision of innovative biomass power plants. Our work to date speaks for itself; 72 power plants, 17.5GW delivered to a wide range of satisfied power consumers across the US.”

“Power availability is rapidly becoming one of the defining infrastructure challenges of the AI era,” continued Thompson. “Azure has been built around addressing that challenge with scalable, dispatchable and sustainable power solutions designed to meet the unique requirements of large-scale data centers and other power-intensive customers.”

“Today, as part of Algorythm, we can significantly scale our business, selectively expanding our role in projects where a stronger balance sheet has been the only limiting factor to increasing our revenue opportunity 10x or more. Algorhythm will enable us to take on more projects, accelerate our revenue growth, attract more top-tier talent, and propel us forward, helping us unlock our true value potential. We look forward to providing additional commercial milestone updates in the coming months as we execute on our business model in 2026 and beyond,” concluded Mr. Thompson.

About Algorhythm Holdings

Algorhythm Holdings, Inc. is a leading holding company that owns and operates Azure Energy and SemiCab.

Azure Energy is a leading developer of renewable biomass power generation infrastructure. Azure’s uses its pyrolysis-to-power (“P2P”) technology to design power plants that utilize renewable biomass and waste streams to produce reliable, dispatchable power capable of operating independently from traditional electric grid capacity. Azure’s P2P technology is also designed around sustainability, providing a carbon-neutral power generation pathway while generating millions of gallons of fresh, potable water per day as a byproduct of the power generation process. Azure has designed and built 72 facilities generating 17.5GW of renewable power to date. For additional information, please go to: https://azure-energy.co/

SemiCab is an AI technology company that has enabled major retailers, brands and transportation providers to address common supply-chain problems globally. Its AI-enabled, cloud-based Collaborative Transportation Platform achieves the scalability required to predict and optimize millions of loads and hundreds of thousands of trucks. For additional information, please go to: http://www.semicab.com.

Investor Relations Contact

Brendan Hopkins

407-645-5295

investors@algoholdings.com

www.algoholdings.com

Media Contact

FischTank PR

Algorhythm@fischtankpr.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in Algorhythm’s reports to the SEC, including, without limitation Algorhythm’s Annual Report on Form 10-K for the year ended December 31, 2025. You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this press release. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations, or as a result of new information, future events or otherwise.